INVEMET

I N V E M E T S.r.l. P.IVA 08237150019 Cap. Soc. € 150.000
Sede Legale : Corso Galileo Ferraris 69, 10128 Torino - ITALIA
Sede Op.: Via R. Franchetti, 29 - Z. Ind. - 10073 Ciriè (TO)
Tel.: +390119209630 Fax: +390119224043 info@invemet.com www.invemet.com

METAL RETURN AND DELIVERY AGREEMENT

Between:

INVEMET S.r.l.,(hereafter **Invemet**) the seat of which is in Turin (Italy), Corso Galileo Ferraris 69, – VAT IT08237150019 - legally represented by Mr.Riccardo Campanile, President of the Board of Directors

and

ENVIRONMENTAL SOLUTIONS (ASIA) PTE LTD (hereafter **ESA**) the seat of which is in Singapore 637226, 101 Tuas South Avenue 2 legally represented by Mr. Lengchuang Quek

1. OBJECT

1.1. With the present contract, **Invemet** commits itself to recover precious metals, namely Platinum, Palladium and Rhodium (otherwise referred to as PGM) from Spent Catalytic Converters supplied by **ESA** together with the technical support of the Associated Company **Techemet LP** , Pasadena/Texas USA (hereafter **Techemet**).

2. EVALUATION

2.1. The value of the material being processed is set at **92,5%** of the value of PGM that will result at the end of the recovery process according to the following refining terms :

<u>Honeycomb</u>

Platinum	92,50% Minimum deduction 20ppm
Palladium	92,50% Minimum deduction 20ppm
Rhodium	92,50% Minimum deduction 10ppm

<u>Foil</u>

Platinum	92,50% Minimum deduction 20ppm
Palladium	92,50% Minimum deduction 20ppm
Rhodium	92,50% Minimum deduction 10ppm

<u>Treatment charge</u>

Foil $0,50 per lb. (received weight)

SiC Processing Fees : in the event that the silicon carbide exceeds 5% on the total weight of a lot or sub lot a cost of $ 0,75 per lb. will be charged for the processing on the complete lot or sub lot.

2.2. The invoicing of the goods object of the present contract is to be made at the moment of shipment. Minimum quantity required is of **1000 kg, equivalent to 2205 lb** of loose catalyst each lot or sub-lot **starting from lot no 1060**. Invoice has to report all the information indicated in the point below (2.3 Lots Construction)

2.3. Lots Construction – ESA will open a mother lot with a whole series of sub lots (A – B – C ..) that will be generated at the moment of container shipment. The hedge /hedges will be made on the mother lot and the final results of the various sub lots will be settled on the basis of the mother lot hedging. Obviously all the sub lots of a mother lot **<u>must</u>** travel on the same container.

2.4. The final value of the material will be determined by ICP (I) assay carried out in the laboratory of Techemet, Pasadena, Tx based on the sample produced in **Techemet** plant. ICP result will be

available within 30 (thirty) days approx. after receipt of the material in **Techemet** plant. Once the ICP result is made available, **ESA** will send **Invemet** either a Credit or a Debit note, depending on the value determined by the ICP assay.

3. COSTS

3.1. All the processing costs of the material will be borne by **Invemet** exception made for treatment charge of foil.

3.2. The transportation costs from your warehouse to **Techemet** Pasadena USA are at your charge.

4. PAYMENTS

4.1. Every time **ESA** is requiring to hedge (II) a lot under creation an amount equal to 90% (of the value as per Point 2.1) of the value resulting from the hedge will be transferred to the Bank Account of **ESA** as soon as the funds arriving from **Techemet** Pasadena are available in **Invemet** account.(4 / 5 working days at the latest)

4.2. The balance due to **ESA** will be transferred to **ESA** Bank Account as soon as we receive either the Credit or the Debit Note as mentioned above at Point 2.4.

4.3. In case the material referring to the invoice, as mentioned above at Point 2.2., be not hedged, the balance due to **ESA** will be paid to **ESA** Bank Account after having received the relevant Credit or Debit Note, as mentioned above at Point 2.5., 90 (ninety) days after the customs clearing of the material in Houston, Tx., after having sold the metals obtained.

5. FINANCIAL COSTS

5.1. In case of hedging the PGM, **Invemet** will apply the cost of the lease and financial rates: usually costs are 4% yearly for Pt and for Pd and 8% for Rh, but at the present market situation **4% yearly for Pt, 7% for Pd and 8% for Rh,** taking into account the days elapsing between the date of PGM sale (hedging(**II**)), as instructed by **ESA** in writing, and the date of expiration of the contract, as mentioned above at Point 4.3. It is understood that the above mentioned interest rates include also the financial costs for lending the money.

6. SAMPLING AND ARBITRATION

6.1. All the weights and the samples are calculated on a dry basis, taking the contents of moisture and trash into account. All the samples are prepared in triplicate and one is always available for **ESA.** Considering that the total value of PGM obtained by an external laboratory be within the limit of US$ 500,00 of the total value determined by **Techmet/Invemet**, an arithmetical average will be calculated on the basis of the final results. In the unlikely event that there be a disagreement between **ESA** and **Techemet/Invemet**, the third sample will be sent to the laboratory of Alfred H. Knight in U.K. (III) in order to proceed with an umpire. The final evaluation will take into account the assay, between the two, which is closer to Alfred H. Knight's assay. **ESA** is of course free and welcome to be present at **Techemet** plant in Pasadena, Tx, to witness the sampling and assaying procedure.

7. AUTHORIZATIONS

7.1 **ESA** undertakes to provide all the authorizations relating to the collection and storage of the goods referred to in Point 1.1 and all its own authorizations or third party suppliers authorizations for the transport of the said goods.

8. DURATION

8.1 The present contract has a duration of one year from the date of signature and can be carried forward by mutual tacit consent. No modification, promise or engagement regarding this contract will be valid unless there is a written communication from either one of the Parties, notwithstanding the fact that both Parties can rescind this contract at any time by means of a written notice at least 30 (thirty) days before the deadline.

9. COMPETENCE AREAS

9.1 **ESA** ' s competence areas are : Singapore, Malaysia, Thailand, India.

10. CAPTION

I. ICP: acronym of "Inter Coupled Plasma", which is a method of chemical analysis
II. Hedging: forward sale of the precious metals (Platinum, Palladium and Rhodium) and, if necessary, of the US$ deriving from the forward sale of the PGM
III. Alfred H. Knight (Group Headquarters – Metals and Minerals – Eccleston Grange Prescot Road, St Helens Mersey side WA10 3BQT, U.K).

For acceptance:

Invemet S.r.l.
Mr.Riccardo Campanile

Torino, October 29th, 2019

INVEMET s.r.l.
Il Presidente
Riccardo Campanile

Environmental Solutions (Asia) Pte Ltd
Mr. Lengchuang Quek

Singapore, October 29th, 2019